EXHIBIT 10.1


               HERLEY INDUSTRIES, INC. CIVIL SETTLEMENT AGREEMENT

I. PARTIES

This Civil Settlement Agreement ("Agreement") is entered into by and among: (A) the United States of America ("United States"), acting by and through its authorized counsel, on behalf of the United States Air Force and the Department of the Navy; and (B) Herley Industries, Inc. ("Herley"), by and through its authorized counsel. The United States and Herley are hereinafter collectively referred to as the "Parties."

II. PREAMBLE

A. WHEREAS, this Agreement addresses the United States' civil claims against Herley for the conduct described in the Superseding Indictment in United States
v. Herley Industries, Inc., Criminal Action No. 06-268-2 in the Eastern District of Pennsylvania ("Superseding Indictment"), and for alleged fraud in connection with the formation and pricing of, and billing for, the following contracts between Herley and the United States: (i) U.S.A.F. Contract No. F42620-00-C-0069, awarded on June 26, 2000; (ii) Department of the Navy Contract No. N00383-01-C-B022, awarded on July 16, 2001; and (iii) Department of the Navy Contract No. N00383-02-C-N063, awarded February 26, 2002 (hereinafter referred to as the "Covered Conduct");

B. WHEREAS, Herley will enter into a plea agreement with the United States pursuant to which, if that agreement is approved by the Court, Herley will enter a plea of guilty pursuant to Federal Rule of Criminal Procedure 11(c)(1)(C) to Counts 28 and 29 of the Superseding Indictment alleging obstruction of a federal audit in violation of 18 U.S.C. Sec. 1516, and 2, arising from the Covered Conduct, and will pay a criminal fine in the amount of Three Million Five Hundred Thousand dollars ($3,500,000), pursuant to the plea of guilty;

C. WHEREAS, this Agreement also addresses any civil claims that Herley has or may have against the United States concerning the Covered Conduct, and/or the United States' investigation of the Covered Conduct;

D. WHEREAS, this Agreement addresses the Parties' claims for attorneys' fees and costs;

E. WHEREAS, the Parties wish to avoid the delay, expense, inconvenience and uncertainty of protracted litigation of these claims and to reach a full and final compromise pursuant to the Terms and Conditions set forth below.

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III. TERMS AND CONDITIONS

NOW, THEREFORE, in reliance on the representations contained herein and in consideration of the mutual promises, covenants and obligations in this Agreement, and for good and valuable consideration, as stated herein, the Parties agree as follows:

1. Settlement Amount: Within three (3) business days of the effective date of this Agreement, Herley agrees to pay the United States the total sum of six million dollars ($6,000,000.00) plus interest at the rate of 5% per annum beginning on May 5, 2008, through the date paid in full (hereinafter the "Settlement Amount"), by electronic funds transfer, pursuant to written instructions provided by the United States. By executing this Agreement, Herley acknowledges receipt of the electronic funds transfer instructions. Herley agrees that if the Settlement Amount is not paid in full within the time required, then Herley shall be in material breach of this Agreement. If Herley's agreed upon guilty plea pursuant to Federal Rule of Criminal Procedure
11(c)(1)(C) described in Preamble Paragraph B above is not accepted by the Court, or the Court does not impose the agreed upon sentence or fines for any reason, this Agreement shall be null and void.

2. Herley Release: By this Agreement, Herley, including Herley's current and former officers, directors, shareholders, parents, affiliates, successors, and assigns, fully and finally releases the United States, its agencies, employees, servants, and agents from any claims (including attorneys' fees, costs, and expenses of every kind and however denominated) which Herley has asserted, could have asserted, or may assert in the future, against the United States, its agencies, employees, servants, and agents, related to the conduct described in the Covered Conduct and any investigation and prosecution thereof.

3. United States Release: Subject to Herley's full compliance with the terms of this Agreement, and upon receipt of payment in full of the Settlement Amount, the United States shall hereby release Herley, including Herley's current and former officers, directors, employees, shareholders, parents, affiliates, successors, and assigns, from any civil or administrative monetary claim the United States has or may have under the False Claims Act, 31 U.S.C. Sec. 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. Sec. 3801-3812; the Contract Disputes Act, 41 U.S.C. Sec. 601 et seq.; or the common law theories of payment by mistake, unjust enrichment, breach of contract, and fraud, for the Covered Conduct.


4. Not Released: The United States does not release, and specifically reserves the right to assert the following claims, as to which Herley (including Herley's current and former officers, directors, employees, affiliates, successors, and assigns) reserves the right to assert all defenses: (a) Any civil, criminal, or administrative liability arising under Title 26, U.S. Code (Internal Revenue
Code);  (b) Any  criminal  liability;  (c) Except as  explicitly  stated in this

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Settlement  Agreement,  any administrative  liability,  including  debarment and suspension; (d) Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct; (e) Any claims based upon such obligations as are created by this Settlement Agreement; (f) Any express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services; and (g) Any liability for failure to deliver goods or services due.

5. Debarment Issues: It is expressly understood that this Settlement Agreement has no bearing on the rights or obligations of the Parties with respect to potential administrative suspension and debarment issues.

6. Waiver: Herley waives and will not assert any defenses Herley may have to any criminal prosecution or administrative action (which has not been released as explicitly stated herein) relating to the Covered Conduct, which defenses may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Herley agrees that this settlement is not punitive in purpose or effect. Nothing in this Agreement constitutes an agreement by the United States concerning the characterization of the amounts paid hereunder for purposes of any proceeding under Title 26 of the Internal Revenue Code.

7. Third Parties: This Agreement is intended to be for the benefit of the United States, and Herley only, and does not benefit or release any third parties. The terms of this Agreement are in no way intended to, nor are they to be construed to, work a release of liability or in any way create a benefit in favor of any person not a party to this Agreement, except as expressly provided herein.

8. Unallowable Costs: The Parties agree that all costs (as defined by Federal Acquisition Regulation Sec. 31.205-47(a)) incurred by or on behalf of Herley and its officers, directors, agents, and employees, in connection with: (1) the matters covered by this Agreement, (2) the United States' audits and investigations of the matters covered by this Agreement, (3) Herley's investigation, defense of the matter, and corrective actions undertaken in response to the United States' investigation of the Covered Conduct, including but not limited to related audit work and attorneys' fees and costs; (4) the negotiation of this Agreement; and (5) the payment Herley makes to the United States pursuant to this Agreement, including any costs and attorneys' fees; shall be unallowable costs for government contract accounting purposes. These costs shall be separately accounted for by Herley. Nothing in this Agreement shall be construed as allowing such costs under the provisions of a contract or subcontract.

9. Financial Condition: Herley expressly warrants that it has reviewed its financial condition and that it currently is solvent within the meaning of 11 U.S.C. Sec. 547(b)(3) and 548(a)(1)(B)(ii)(I) and will remain solvent following its payment to the United States of the Settlement Amount. Further, the Parties expressly warrant that, in evaluating whether to execute this Agreement, the
Parties: (a) have intended that the mutual promises, covenants,

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and obligations set forth herein constitute a  contemporaneous  exchange for new value given to Herley, within the meaning of 11 U.S.C. Sec. 547(c)(1), and (b) have concluded that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended and do, in fact, represent a reasonably equivalent exchange of value which is not intended to hinder, delay, or defraud any entity to which Herley might become indebted, on or after the date of this transfer, all within the meaning of 11 U.S.C. Sec. 548(a)(1).

10. Bankruptcy: If, within 91 days of the effective date of this Agreement, Herley commences, or a third party commences, any case, proceeding, or other action under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors, (A) seeking to have any order for relief of Herley's debts, or seeking to adjudicate Herley as bankrupt or insolvent; or (B) seeking appointment of a receiver, trustee, custodian, or other similar official for Herley or for all or any substantial part of Herley's assets, Herley agrees as follows:

(a) Herley's obligations under this Agreement may not be avoided pursuant to 11 U.S.C. Sec. 547 or 548, and Herley will not argue or otherwise take the position in any such case, proceeding, or action that: (i) Herley's obligations under this Agreement may be avoided under 11 U.S.C. Sec. 547 or 548; (ii) Herley was insolvent at the time this Agreement was entered into, or became insolvent as a result of the payment made to the United States hereunder; or (iii) the mutual promises, covenants, and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to Herley.

(b) If Herley's obligations under this Agreement are avoided for any reason, including, but not limited to, through the exercise of a trustee's avoidance powers under the Bankruptcy Code, the United States, in its sole discretion, may rescind the releases in this Agreement, and bring any civil and/or administrative claim, action, or proceeding against Herley for the claims that would otherwise be covered by the releases provided in this Agreement. Herley agrees that (i) any such claims, actions, or proceedings brought by the United States are not subject to an "automatic stay" pursuant to 11 U.S.C. Section 362(a) as a result of the action, case, or proceeding described in the first clause of this Paragraph, and Herley will not argue or otherwise contend that the United States' claims, actions, or proceedings are subject to an automatic stay; (ii) Herley will not plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any such civil or administrative claims, actions, or proceeding which are brought by the United States within 120 calendar days of written notification to Herley that the releases herein have been rescinded pursuant to this Paragraph, except to the extent such defenses were available on the date that this Agreement was signed by all Parties; and (iii) Herley waives any defenses or objections that Herley has or may have to the United States' claims against

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Herley,  and the United  States may  pursue its claims in the case,  action,  or proceeding referenced in the first clause of this Paragraph, as well as in any other case, action, or proceeding.

(c) Herley acknowledges that its agreement in this Paragraph is provided in exchange for valuable consideration provided in this Agreement.

11. No Admissions: Nothing in this Agreement or in the payment described herein shall be construed as an admission of fact, liability or wrongdoing, or a waiver of any rights or legal defenses (except as expressly provided in this Agreement), by Herley or any of its affiliated entities, its current or former officers, directors, and employees, or their successors and assigns; nor shall this Agreement be construed as a concession by the United States that its claims are not well founded.

12. Successors: The provisions of this Agreement shall be binding upon the Parties to it, their affiliated entities, and their collective successors and assigns.

13. Complete Agreement: This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.

14. Authorized: Each person who signs this Agreement in a representative capacity warrants that he or she is duly authorized to do so. The United States signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement.

15. Originals: This Settlement Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same agreement. Signatures sent by facsimile shall have the same force and effect as original signatures.

16. Effective Date: This Agreement is effective on the date of the signature of the last signatory to the Agreement.

17. Legal Costs: Each party to this Agreement will bear its own legal and all other costs, fees or expenses incurred in connection with the investigation, litigation, or settlement of this matter, including the preparation and performance of this Agreement.

18. No Duress: Herley represents that this Agreement has been freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

19. Governing Law: This Agreement is governed by the laws of the United States. The Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement will be the United States District Court for the Eastern District of Pennsylvania.

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20. Public  Document:  All Parties  consent to the disclosure of this Agreement, and information about this Agreement, to the public. The Parties hereto affix their signatures:



For Herley Industries, Inc.

/s/ Myron Levy
------------------------
Name:
Title:

Dated:  5/2/08

Reviewed and approved by:

/s/ James T. Smith
-----------------------
Counsel for Herley Industries, Inc.

Dated:  5/2/08


For the United States of America

/s/ Patrick L. Meehan
---------------------------
Patrick L. Meehan
United States Attorney
Eastern District of Pennsylvania

/s/ Virginia A. Gibson
---------------------------
Virginia A. Gibson
Assistant United States Attorney
Chief, Civil Division

/s/ Viveca D. Parker
--------------------------
Viveca D. Parker
Assistant United States Attorney

Dated:  May 5, 2008

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